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                1996 EMPLOYEES AND CONSULTANTS STOCK OPTION PLAN

                                     PURPOSE

The purpose of this 1996 Employees and Consultants Stock Option Plan ("Plan") is to provide a pool of shares of the Common Stock, par value $0.01 per share ("Bonus Shares"), of The Recovery Network, Inc., a Colorado corporation ("Company"), for distribution as bonuses hereunder to employees of the Company as a performance incentive in recognition of loyal and exemplary service.

                              GOVERNING PROVISIONS

         1. Number of Bonus Shares. The total number of shares of Common Stock of the Company available for grant as Bonus Shares hereunder shall be 245,000 in the aggregate. The number of Bonus Shares available at any time for grant hereunder shall be adjusted for stock dividends, stock splits, subdivisions, consolidations, combinations, reclassifications, recapitalizations, and the like affecting the Common Stock after the effective date of the Plan. The Company shall be under no obligation to grant all or any portion of such shares as bonuses to employees hereunder.

         2. Administration. (a) The Plan shall be administered by the president and chief executive officer or such other officer of the Company as shall be designated expressly by the board of directors of the Company to administer the Plan ("Administrator").

                    (b) Subject to the other provisions of the Plan, the Administrator shall have full and final authority and power to determine all matters relating to the grant of Bonus Shares hereunder, including without limitation the employees of the Company to whom Bonus Shares shall be granted, the number of shares in each such grant, the amount of payment, if any, by the grantee for the Bonus Shares and the applicable restrictions (including vesting schedules), if any, with respect to such Bonus Shares. At the Administrator's discretion, a grantee may be required to execute a Non-Qualified Stock Option Agreement and other applicable documentation, including a stock power, in form satisfactory to the Administrator, setting forth any such applicable restrictions. If Bonus Shares are subject to a vesting schedule, the unvested shares shall be subject, in the Administrator's discretion, to prohibitions on transfer and to cancellation upon the occurrence of certain circumstances more particularly described in the Non-Qualified Stock Option Agreement. Nothing herein shall be construed to give any individual the right to be granted Bonus Shares. The Administrator shall have the authority and power to adopt such rules and regulations and to take such other action as is considered advisable for administration of the Plan.

         3. Eligibility. Employees of the Company other than the Administrator may be granted Bonus Shares for loyal and exemplary past or future services to the Company. Other than initial grants of Bonus Shares made hereunder prior to November 30, 1996 (which may be made to an employee of the Company without regard to the period he has been employed by the Company), grants of Bonus Shares may be made hereunder only to employees who have completed one year or more as a full-time employee of the Company. Where Bonus Shares are granted as an incentive for the performance of future services, the grantee shall agree that if his employment with the Company is terminated for any reason other than death or disability within six months after the date the Bonus Shares are granted, the Company may, in its sole discretion, rescind the transfer of any shares of Common Stock to the grantee that was made upon the grant of the Bonus Shares.
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         4. Reoffer of Bonus Shares to the Company. Prior to any sale or other transfer of Bonus Shares by the grantee thereof within one year of the date of grant, the grantee shall first offer to sell such Bonus Shares to the Company at their then Fair Market Value by delivering written notice thereof to the Company. The "Fair Market Value" of a share of the Common Stock shall be (a) the last reported sales price of a share of the Common Stock on the NASD Automated Quotation System ("NASDAQ") on the date of determination, or if no sale took place on such date, the average of the closing bid and asked prices for a share of the Common Stock on NASDAQ on such date, or (b) if NASDAQ is closed on the date of determination, then as provided in clause (a) on the last day prior to the date of determination on which NASDAQ shall report transactions. If, however, the Common Stock shall be listed or admitted for trading on a national securities exchange, the "Fair Market Value" of a share of the Common Stock shall be (x) the last reported sales price of a share of Common Stock on such exchange, or if no sale took place on such date, the average of the closing bid and asked prices for a share of the Common Stock on such exchange on such date, or (y) if the exchange is closed on the date of determination, then as provided in clause (x) on the last day prior to the date of determination on which the exchange shall be open for the transaction of business, in each case as reported in the principal consolidated transaction reporting system for the principal national securities exchange on which the Common Stock shall be listed or admitted for trading. If the Common Stock is not listed or traded on NASDAQ or on any national securities exchange, then "Fair Market Value" shall be as determined by the Administrator, or in accordance with procedures established by him, in good faith. If the Company does not accept the grantee's offer within ten business days after receipt thereof, the grantee shall be free to sell such shares to a third party at a price equal to or greater than Fair Market Value, subject to applicable restrictions on transfer.

         5. Payment of Taxes. At such time as the grant of Bonus Shares hereunder becomes taxable for federal income tax purposes, the grantee shall make arrangements, satisfactory to the Company, for the payment of applicable federal, state, and local taxes (including withholding taxes) that become payable with respect to such Bonus Shares. If the grant is subject to a vesting schedule or certain other restrictions, and the grantee files an election under
Section 83(b) of the Internal Revenue Code with respect to the Bonus Shares, the grantee shall inform the Company of such election and shall furnish the Company with a copy of such election statement within 30 days after submission thereof to the Internal Revenue Service.

         6. Term; Amendment. The Plan shall be effective from the date of its adoption by the board of directors of the Company on October 22, 1996 and shall terminate upon the earlier of the grant of all shares authorized hereunder or the adoption by the board of directors of a resolution terminating the Plan. The Plan may be amended at any time and from time to time by the board of directors.

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